As filed with the Securities and Exchange Commission on December 13, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

IDT CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	22-3415036
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

520 Broad Street

Newark, New Jersey 07102

(973) 438-1000

(Address of Principal Executive Offices, including Zip Code and Telephone Number)

Various Restricted Stock Grants

(Full Title of the Plan)

James A. Courter

Chief Executive Officer

IDT Corporation

520 Broad Street

Newark, New Jersey 07102

(973) 438-1000

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Joyce J. Mason, Esq.

General Counsel

IDT Corporation

520 Broad Street

Newark, New Jersey 07102

(973) 438-1000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Class B Common Stock, par value $0.01 per share	363,579	$12.08	$4,392,034	$469.95

(1)	Represents shares issuable to employees described in the Selling Shareholders table in the prospectus included in this registration statement. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such additional indeterminate number of shares as may be issuable pursuant to applicable anti-dilution provisions.

(2)	Estimated solely for the purpose of computing the amount of the registration fee under Rule 457(c) and (h). The price per share and the aggregate offering price are based on $12.08 per share, the average of the high and low prices per share of the Registrant’s Class B Common Stock on the New York Stock Exchange on December 9, 2005.

The information in this prospectus is not complete and may be changed. We have filed a registration statement relating to these securities with the Securities and Exchange Commission. The selling stockholder may not sell these securities nor may it accept offers to buy these securities prior to the time the registration statement becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state in which the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

363,579 Shares

IDT Corporation

Class B Common Stock

This prospectus covers 363,579 shares of IDT Corporation’s Class B common stock which the selling stockholders identified in this prospectus under “Selling Stockholders” may offer and sell from time to time.

Our Class B common stock currently trades on the New York Stock Exchange under the symbol “IDT.” The last reported sales price of our Class B common stock on the New York Stock Exchange on December 12, 2005 was $11.84.

Investing in our Class B common stock involves risks which are described under “ Risk Factors” beginning on page 1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 13, 2005.

RISK FACTORS

Our business, operating results or financial condition could be materially adversely affected by any of the following risks as well as the other risks highlighted elsewhere in this document, particularly the discussions about regulation, competition and intellectual property. The trading price of our Class B common stock and common stock could decline due to any of these risks.

RISKS RELATED TO OUR TELECOMMUNICATIONS BUSINESSES

Each of our telecommunications business lines is highly sensitive to declining prices, which may adversely affect our revenues and margins.

The worldwide telecommunications industry has been characterized in recent years by intense price competition, which has resulted in a significant decline in both our average per-minute price realizations and our average per-minute termination costs. Many of our competitors in all of the retail telecommunications market segments in which we operate are aggressively pricing their services. This has led to continued erosion in pricing power, both in our retail and wholesale markets, and we have generally had to pass along any savings we achieve on our per minute costs to our customers, in the form of lower prices. Therefore, our telecommunications revenues have, in recent periods, increased at a much slower rate than our increases in minutes of use, and the profits, when measured on a per-minute basis, in certain of our telecommunications lines of business have been adversely affected. If this trend continues or intensifies, it could have a material adverse effect on the revenues and margins generated by our telecommunications business lines.

Because our prepaid calling cards generate the bulk of our revenue, our growth is substantially dependent upon continuing growth in that area, and we face significant competition.

During fiscal 2005, prepaid calling cards accounted for 59.5% of IDT Telecom’s and 52.0% of our total consolidated revenues. We compete in the prepaid calling card market with many of the established facilities-based carriers, such as AT&T, MCI and Sprint Nextel. These companies are substantially larger and have greater technical, engineering, personnel and marketing resources, longer operating histories, greater name recognition and larger customer bases than we do. The resources of these competitors could significantly impact our ability to compete successfully. If we are not able to increase our sales of prepaid calling cards, our growth rates could suffer. Further, if our competitors determine to utilize their greater resources to more aggressively market their products and services, this significant portion of our revenues and profitability could be adversely affected.

We may not be able to obtain sufficient or cost-effective termination capacity to particular destinations to keep up with our growth.

Most of our telecommunications traffic is terminated through third-party providers. In order to keep pace with our growth of minutes of use and geographic expansion, we may need to obtain additional termination capacity or destinations. We may not be able to obtain sufficient termination capacity from high-quality carriers to particular destinations or may have to pay significant amounts to obtain such capacity. This could result in our not being able to sustain growth in minutes of use or in higher costs per minute to particular destinations, which could adversely affect our revenues and margins.

The termination of our carrier agreements with foreign partners or our inability to enter into carrier agreements in the future could materially and adversely affect our ability to compete in foreign countries, which could reduce our revenues and profits.

We rely upon our carrier agreements with foreign partners in order to provide our telecommunication services to our customers. These carrier agreements are for finite terms and, therefore, there can be no guarantee that these agreements will be renewed. Our ability to compete in foreign countries would be adversely affected if our carrier agreements with foreign partners were terminated or we were unable to enter into carrier agreements in the future to provide our telecommunications services to our customers, which could result in a reduction of our revenues and profits.

Our customers, particularly our wholesale carrier customers, could experience financial difficulties which could adversely affect our revenues and profitability if we experience difficulties in collecting our receivables.

As a wholesale provider of international long distance services, we depend upon traffic from other long distance providers, and the collection of receivables from these customers. Since 2002, several of these customers have declared bankruptcy or otherwise faced financial difficulties. If continued weakness in the telecommunications industry reduces our ability to collect our accounts receivable from our major customers, particularly our wholesale carrier customers, our revenues may be substantially reduced. While our most significant customers vary from quarter to quarter, our five largest wholesale carrier customers accounted for 5.6% of our total consolidated revenues in fiscal 2005 compared with 6.5% in fiscal 2004. This concentration of revenues increases our exposure to non-payment by customers, and we may experience significant write-offs related to the provision of wholesale carrier services if any of our large customers fail to pay their outstanding balances, which could adversely affect our revenues and profits.

Our revenues and our growth will suffer if our distributors and sales representatives, particularly Union Telecard Alliance, LLC, fail to effectively market and distribute our prepaid calling card products and other services.

We rely on our distributors and representatives for marketing and distribution of our prepaid calling card products and other services. We hold a 51% ownership interest in Union Telecard Alliance, LLC, or UTA, which utilizes a network of more than 1,000 sub-distributors (ranging from large companies to sole proprietors) that sell to over 250,000 retail outlets throughout the United States to distribute our prepaid calling cards. In fiscal 2005, we sold approximately 75.5% of our prepaid calling cards through UTA’s network. In foreign countries, we are dependent upon our distributors and independent sales representatives, many of which also sell services or products of other companies. As a result, we cannot control whether these foreign distributors and sales representatives will devote sufficient efforts to selling our services. In addition, we may not succeed in finding capable retailers and sales representatives in new markets which we may enter. If our distributors or sales representatives fail to effectively market or distribute our prepaid calling card products and other services, our ability to generate revenues and grow our customer base could be substantially impaired.

Increased competition in the consumer and business telephone market, particularly from the regional bell operating companies, or RBOCs, and cable operators, could limit or reverse our growth in that area.

We offer long distance phone service to residential and business subscribers throughout the United States and we offer local service, bundled with long distance service, to residential subscribers in 13 states. The U.S. consumer phone service industry is characterized by numerous entities competing for a relatively static number of customers, leading to a high customer turnover rate because customers frequently change service providers in response to offers of lower rates or promotional incentives. Competition in the United States to provide phone services is intense. Our primary competitors include the Regional Bell Operating Companies, or RBOCs, as well as the major long distance carriers such as AT&T, MCI and Sprint Nextel. The four RBOCs are (i) BellSouth, (ii) SBC Communications, (iii) Qwest and (iv) Verizon. Each of the RBOCs continues to enjoy a virtual monopoly as the Incumbent Local Exchange Carrier, or ILEC, in its respective territory and the RBOCs are well funded. In a battle for market share, the RBOCs have considerable resources. Some of our competitors offer products and services available as part of their bundled service offerings, such as wireless services and high speed Internet access, that we do not presently offer.

Recently, SBC Communications acquired AT&T’s long distance business and Verizon has acquired MCI, indicating what could become an industry-wide trend toward consolidation. Mergers and acquisitions between our competitors strengthen their market positions. As a result, we may find it increasingly difficult to compete.

We also compete in the consumer phone service market with cable operators. Cable operators present a significant and ever-increasing challenge to us, because (i) many cable operators market their cable telephony product as a VoIP service, so they do not charge certain fees, such as the Subscriber Line Charge and the Federal Excise Tax, to subscribers, thus permitting the cable operators to provide their service at highly competitive rates, and (ii) cable operators offer television and high-speed Internet access along with their telephony product, providing a “one stop shopping” service. In addition, we are at a disadvantage vis-à-vis cable operators because cable operators have their own network and are not reliant on ILEC facilities to provide service and are not affected by regulatory uncertainty facing access to and the cost of ILEC facilities. We in particular face an additional competitive challenge because Cablevision and Time Warner—two cable operators that have been particularly aggressive in rolling out a cable telephony product—have clusters of cable franchises that overlap areas where a high percentage of our local telephony subscribers are located.

We rely on the RBOCs for access to our consumer customers’ homes, and if that access is not maintained our ability to offer that service will be constrained.

We rely on utilizing the RBOCs’ networks to gain access to our customers’ premises to provide the local portion of our bundled local and long distance services. That access was previously assured by the FCC’s UNE-P rules which mandated that the RBOCs make their networks available to alternate service providers, such as us, at set rates. In February 2005, the FCC effectively repealed the UNE-P rules, which has constrained our ability to compete. We have entered into an agreement with Verizon granting us access to their network, albeit at higher rates than we paid under the UNE-P system. We have not yet entered into agreements with any other RBOCs to make that access available in their areas of operation and we cannot assure you that we will be able to do so. If we are not able to enter into agreements with the other RBOCs, we would not be able to offer local services outside of the Verizon territory after March 2006. This would impair our overall ability to offer our bundled service which could negatively affect the growth rate of our consumer phone services business and our overall revenues. Further, as the consumer bundled service has higher margins than do most of our other telecom offerings, a decrease in the proportions of our overall revenues from that source could negatively affect our overall profit margins.

RISKS RELATED TO IDT ENTERTAINMENT

We rely on a few major customers in realizing our home entertainment distribution revenues and a reduction in our business with these customers could have an adverse effect on us.

A small number of retailers account for a significant percentage of our home entertainment distribution revenues. We do not have long-term agreements with any of these customers. In fiscal 2005, approximately 50% of home entertainment distribution revenues in the United States were to three customers. We cannot assure you that we will continue to maintain favorable relationships with these customers or that they will not be adversely affected by economic conditions. If any of these customers reduces or cancels its relationship with us, it could have a material adverse effect on IDT Entertainment’s revenues and profits.

A significant portion of our home entertainment distribution revenues comes from a small number of titles. A loss of our rights to these titles, or our failure to replace them when our rights expire, could significantly harm our home entertainment distribution business.

We depend on a limited number of titles for a significant portion of the revenues generated by our home entertainment distribution activities. In addition, many of the titles in our library are not presently distributed and generate substantially no revenue. If we were to lose access to our significant titles, or were unable to license new products, it could have a material adverse effect on our home entertainment distribution business’ revenues and profits.

We could experience higher than expected returns of the home entertainment products that we sell, which would hurt our revenues and profitability.

Our home entertainment distribution business generally distributes its products to retailers subject to the right of those retailers to return unsold products to us for a refund of their purchase price. We take reserves on our financial statements for the anticipated returns, which are based on experience, industry standards and estimates made by management. We could experience higher than expected levels of returns due to over-purchasing by our retailer customers, changes in customer taste or other factors. If those estimates prove to be incorrect, or if we experience higher than expected levels of returns for any reason whatsoever, it would negatively impact our revenues and profitability. Further, there is no assurance that we would be able to re-sell the returned inventory or recoup the costs in producing the products.

The success of IDT Entertainment may depend on audience acceptance of our CG animated feature films, which is extremely difficult to predict and therefore inherently risky.

We are spending an increasing amount of time and resources on the development of proprietary CG animated feature films and other CG animated content. We cannot predict the economic success of any of our proprietary products, because the revenue derived from the distribution of entertainment products depends primarily upon its acceptance by the public, which cannot be accurately predicted. If our films do not achieve audience acceptance, it could result in costs not being recouped or anticipated profits not being realized. If our feature films or other entertainment products are not as successful as we forecast, or if they do not recoup our investments in those properties, the revenues and profits of IDT Entertainment could be adversely affected.

Animated films are expensive to produce and the uncertainties inherent in their production could result in the expenditure of significant amounts on films that are canceled or significantly delayed, which would adversely affect our revenues and financial condition.

The production, completion and distribution of animated feature films are subject to a number of uncert -ainties, including delays and increased expenditures due to creative problems, technical difficulties, talent availability, availability of release dates, accidents, natural disasters or other events beyond our control. Because of these uncertainties, the projected costs of an animated feature film at the time it is set for production may increase, the theatrical release date may be substantially delayed or the film may be abandoned due to the exigencies of production. Delays in production may also result in a film not being ready for its intended theatrical release date, resulting in the postponement or even cancellation of a theatrical release, which could result in significantly lower or no gross receipts for that film. In extreme cases, a film in production may be abandoned or significantly modified (including as a result of creative changes) after substantial amounts have been spent, causing the write-off of expenses incurred with respect to the film.

Piracy, including digital and Internet piracy, may decrease revenue received from the exploitation of our entertainment products.

Intellectual property piracy is extensive in many parts of the world and is made easier by technological advances and the conversion of motion pictures into digital formats. The proliferation of unauthorized copies and piracy of our entertainment products could have an adverse affect on our business because these products reduce the revenue we receive from our production and distribution of legitimate products.

RISKS RELATED TO NET2PHONE

Net2Phone has never been profitable.

Our Net2Phone subsidiary has never generated profits from operations, except for fiscal 2003, which would not have been profitable if not for a litigation settlement. Net2Phone’s aggregate revenues from inception to July 31, 2005 were approximately $661.8 million, and its accumulated deficit was approximately $815.1 million as of that date. Net2Phone will need to generate significant additional revenue to achieve profitability. Net2Phone may not be able to do so. Even if it does achieve profitability, we cannot assure you that Net2Phone will be able to sustain or increase profitability on a quarterly or annual basis in the future.

Net2Phone intends to pursue new streams of revenue, including from its cable telephony business, which it has not attempted to generate before and which may not be profitable.

In addition to its current revenue, Net2Phone is pursuing new revenue opportunities, particularly from its cable telephony business. In fiscal 2005, Net2Phone devoted, and will continue to devote, significant capital and resources to the development of its cable telephony business, and we cannot ensure when or if this investment will be profitable. Net2Phone’s business models for its cable telephony business have not been tested on a broad basis.

Net2Phone is just beginning to test its cable telephony service on a large scale and with multiple operators in multiple jurisdictions.

We cannot be sure that Net2Phone’s service offering will be scalable to the extent necessary to serve a large customer base or that its services will deliver sufficient reliability or quality on a large scale basis, or at all. We cannot assure you that Net2Phone will obtain additional customers for its cable telephony business or that this business will be profitable.

Pricing pressures and increasing use of VoIP technology may lessen Net2Phone’s competitive pricing advantage.

Net2Phone’s success is based partly on its ability to provide discounted voice services by taking advantage of cost savings achieved by carrying voice traffic employing VoIP packet switched technologies, as compared to carrying calls over traditional circuit switched networks. In recent years, the price of telephone service has generally fallen. The price of telephone service may continue to fall for various reasons, including the adoption of VoIP technology by other communications carriers. Many carriers have adopted pricing plans such that the rates that they charge are not always substantially higher than the rates that Net2Phone charges for similar service. In addition, other providers of long distance services are offering unlimited or nearly unlimited use of some of their services for a competitive monthly rate. The overall effect of these developments may be to reduce the price of local and long distance calls to a point where VoIP providers such as Net2Phone no longer have a price advantage. Net2Phone would then have to rely on factors other than price to differentiate its product and service offerings, which it may not be able to do. If it is not able to do so, Net2Phone’s business, financial condition and results of operations may be materially and adversely affected.

Net2Phone has and plans to increasingly depend on its international operations, which subject it to unpredictable regulatory, economic and political situations.

Net2Phone’s customers based outside of the United States currently generate a majority of its revenue. A significant component of Net2Phone’s strategy is to continue to expand internationally. Net2Phone may not be successful in expanding into additional international markets. In addition to the uncertainty regarding Net2Phone’s ability to generate revenue from foreign operations and expand its international presence, there are certain risks inherent in doing business on an international basis, including:

•	changing regulatory requirements, which vary widely from country to country;

•	action by foreign governments or foreign telecommunications companies to limit access to Net2Phone’s services;

•	increased bad debt and subscription fraud;

•	legal uncertainty regarding liability, tariffs and other trade barriers;

•	economic and political instability; and

•	potentially adverse tax consequences.

For example, several of Net2Phone’s largest customers are based in the Middle East, Asia and Latin America and other areas of the world where there is the potential for significant political and economic instability. Net2Phone has experienced power supply problems, difficulty maintaining local customer support and difficulties dealing with local companies and governments in some of these regions. Moreover, developments in the Middle East, such as the continuation of hostilities involving the United States or others, could result in the disruption of Net2Phone’s business in the regions affected by the hostilities. These difficulties could materially and adversely affect Net2Phone’s business, financial condition and results of operations.

RISKS RELATED TO OUR FINANCIAL PERFORMANCE AND GROWTH STRATEGY

We have incurred significant losses since our inception, which could cause the trading price of our stock to decline.

We have incurred significant losses since inception. During fiscal 2005, we had a consolidated net loss of $43.8 million. If we are not able to achieve overall profitability or maintain any profitability that we do achieve, the trading price of our stock could be negatively affected.

Our growth strategy depends, in part, on our acquiring complementary businesses and assets and expanding our existing operations, which we may be unable to do.

Our growth strategy is based, in part, on our ability to acquire businesses and assets that are complimentary to our existing telecom and entertainment operations. We may also seek to acquire other businesses. The success of this acquisition strategy will depend, in part, on our ability to accomplish the following:

•	identify suitable businesses or assets to buy;

•	complete the purchase of those businesses on terms acceptable to us;

•	complete the acquisition in the time frame we expect;

•	improve the results of operations of the businesses that we buy and successfully integrate their operations into our own; and

•	avoid or overcome any concerns expressed by regulators, including antitrust concerns.

There can be no assurance that we will be successful in pursuing any or all of these steps. Our failure to implement our acquisition strategy could have an adverse effect on other aspects of our business strategy and our business in general. We may not be able to find appropriate acquisition candidates, acquire those candidates that we find or integrate acquired businesses effectively or profitably.

Our acquisition program and strategy may lead us to contemplate acquisitions of companies in bankruptcy, which entail additional risks and uncertainties. Such risks and uncertainties include, without limitation, that, before assets may be acquired, customers may leave in search of more stable providers and vendors may terminate key relationships. Also, assets are generally acquired on an “as is” basis, with no recourse to the seller if the assets are not as valuable as may be represented. Finally, while bankrupt companies may be acquired for comparatively little money, the cost of continuing the operations may significantly exceed expectations.

We have in the past used, and may continue to use, our capital stock as payment for all or a portion of the purchase price for acquisitions. If we issue significant amounts of our capital stock for such acquisitions, this could result in substantial dilution of the equity interests of our stockholders.

INTELLECTUAL PROPERTY AND REGULATORY RISKS

Our revenue may be adversely affected if we fail to protect our proprietary technology or enhance or develop new technology.

We depend on proprietary technology and other intellectual property rights in our various business operations. We rely on a combination of patents, copyright and trade secret protection and nondisclosure agreements to establish and protect our proprietary rights. In addition, we also rely on licenses of third party intellectual property rights, particularly of entertainment content. Failure of our patents, copyrights and trade secret protection, non-disclosure agreements and other measures to provide protection of our technology, could enable our competitors to more effectively compete with us and have an adverse effect on our business, financial condition and results of operations.

In addition, we may be required to litigate in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Any such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on our business, financial condition or results of operations.

We may be subject to claims of infringement of intellectual property rights of others.

From time to time we may be subject to claims and legal proceedings from third parties regarding alleged infringement of trademarks, copyrights, patents and other intellectual property rights. For more details regarding this risk, see the Intellectual Property—General Section above.

Federal, state, local and international government regulations may reduce our ability to provide services or make our business less profitable.

We are subject to varying degrees of regulation by federal, state, local and foreign regulators. The implementation, modification, interpretation and enforcement of these laws and regulations vary and can limit our ability to provide many of our services. Our ability to compete in our target markets depends, in part, upon favorable regulatory conditions and the favorable interpretations of existing laws and regulations. For example, the FCC’s rules governing availability of ILEC unbundled network elements to CLECs have been the subject of on-going litigation and rulemaking proceedings. Most recently, in February 2005, the FCC made changes to these rules in response to a court order. This decision eliminated the availability of unbundled local switching at TELRIC prices, and thereby eliminated the ability of CLECs to obtain a full “UNE Platform” that provides all elements of local dial-tone service at TELRIC prices. The FCC also limited the availability of high-capacity loops and dedicated transport elements at TELRIC prices; these elements will now be available only in particular markets that do not meet tests for the presence of competitive facilities as detailed in the FCC’s rules. These changes have resulted in higher wholesale rates and may impair our ability to offer local phone service at competitive rates.

We may become subject to increased price competition from other carriers due to federal regulatory changes in determining international settlement rates.

Revenues from international service reflect payments under agreements between us and foreign telecommunications administrations or private carriers, which are influenced by the guidelines of the international tariff and trade regulations and cover virtually all international calls to and from the United States. Various factors, including declining settlement rates, could affect the amount of net settlement payments from carriers to us in future years. These include increases in the proportion of outgoing as opposed to incoming calls. Any federal regulatory change to international telecommunications policy and/or settlement rates, may adversely affect our revenues.

Federal and state regulations may be passed that could harm Net2Phone’s business.

Our ability to provide VoIP communications services at attractive rates arises in large part from the fact VoIP services are not currently subject to the same level of regulation as traditional telephony. Because their services are not currently regulated to the same extent as traditional telephony, VoIP providers can currently avoid paying some of the charges that traditional telephone companies must pay. Local exchange carriers are lobbying the Federal Communications Commission, or FCC, and the states to regulate VoIP on the same basis as traditional telephone services. Congress, the FCC and several states are examining this issue. If these regulators decide to regulate VoIP, they may impose surcharges, taxes or additional regulations upon providers of Internet telephony. These surcharges could include access charges payable to local exchange carriers to carry and terminate traffic, contributions to the Universal Service Fund (USF) or other charges. The imposition of any such additional fees, charges, taxes and regulations on IP communications services could materially increase our costs and may limit or eliminate our competitive pricing advantages. In addition, we expect that recently enacted regulations requiring compliance with the Communications Assistance for Law Enforcement Act (CALEA), or provision of 911 services required for traditional telecommunications providers, could place a significant financial burden on us depending on the technical changes required to accommodate the requirements. We have received directives from some state regulators that we register as a telecommunications provider in their states. In response, we are taking the position that VoIP is not, and should not be, subject to such regulations because VoIP is an information service, not a telecommunications service. However, these states may reject our position and may subject us to regulation and require us to pay associated charges and taxes. As a result, our business, financial condition and results of operations could be materially and adversely affected.

Net2Phone’s ability to offer services outside the United States is subject to the local regulatory environment, which may be unfavorable, complicated and often uncertain.

Regulatory treatment of Internet telephony outside the United States varies from country to country. We distribute our products and services through resellers that may be subject to telecommunications regulations in their home countries. The failure of these resellers to comply with these laws and regulations could reduce our revenue and profitability. Because of our relationship with the resellers, some countries may assert that we are required to register as a telecommunications carrier in that country. In such case, our failure to do so could subject us to regulatory action such as fines or penalties. In addition, some countries are considering subjecting VoIP services to the regulations applied to traditional telephone companies. Regulatory developments such as these could have a material adverse effect on our extensive international operations, from which we derived approximately 56% of our revenue in fiscal 2005.

In many countries in which we operate or our services are sold, the status of the laws that may relate to our services is unclear. We cannot be certain that our customers, resellers, or other affiliates are currently in compliance with regulatory or other legal requirements in their respective countries, that they or we will be able to comply with existing or future requirements, and/or that they or we will continue in compliance with any requirements. Our failure or the failure of those with whom we transact business to comply with these requirements could materially adversely affect our business, financial condition and results of operations.

New regulations, such as the requirement to provide enhanced 911, or E911, services, may increase Net2Phone’s cost of doing business and subject it to additional liability.

Net2Phone expects its need to comply with new regulations to increase its costs of doing business, which means it may need to raise its prices or lower its margins, which could adversely affect its ability to be competitive and to become profitable. In addition, as we begin to offer new products and services the failure of such products and services to perform or function properly may also subject us to legal claims or actions from our customers. For instance, we intend to offer services that enable customers to access emergency services in order to comply with new FCC requirements in this area. This has required us to spend significant internal resources to develop the necessary technology, enhance our operations center to monitor compliance, and enter into agreements with service providers to provide necessary technology or services. Even with this significant effort, while these services may resemble traditional emergency services such as 911, they are fundamentally different in terms of routing and reliability. We endeavor to disclose any and all limitations of the emergency services we offer but we cannot guarantee that customers will use the services properly or read our disclosures and disclaimers. In addition, while we are working diligently to meet the requirements of the FCC’s E911 Order, it is still subject to change, and we cannot ensure that we will be able to comply with FCC regulations with respect to 911 in all of our markets, or across all of our services. This may require us to terminate certain agreements or stop providing services to some of our end users or to expand into new markets where we cannot provide E911 services, which could have a material adverse effect on our business and results of operations. If we cannot provide the service or if our service fails and a 911 call does not get through, this may subject us to additional liability if the person needing assistance cannot access emergency services. Unlike traditional local exchange service providers that are protected from this liability by statute, VoIP providers have not been granted such protection.

In addition, other new and existing laws may cover areas that impact our business that include, but are not limited to:

•	sales, excise and other taxes;

•	user privacy;

•	pricing controls;

•	export and international commerce related transactions;

•	characteristics and quality of products and services;

•	consumer protection; and

•	encryption.

While we expect additional regulation of our industry in some or all of these areas, and we expect continuing changes in the regulatory environment as new and proposed regulations are reviewed, revised and amended, we cannot predict with certainty what impact new laws in these areas will have on us, if any. For a complete discussion of what we believe are the most material regulations impacting our business, see “Business—Regulation” included elsewhere in this annual report.

RISKS RELATED TO OUR CAPITAL STRUCTURE

Holders of our Class B common stock have significantly less voting power than holders of our Class A common stock and our common stock.

Holders of our Class B common stock are entitled to one-tenth of a vote per share on all matters on which our stockholders are entitled to vote, while holders of our Class A common stock are entitled to three votes per share and holders of our common stock are entitled to one vote per share. As a result, the ability of holders of our Class B common stock to influence the management of our Company is limited.

IDT is controlled by its principal stockholder, which limits the ability of other stockholders to affect the management of IDT.

Howard S. Jonas, our Chairman of the Board and founder, has voting power over 11,642,130 shares of our common stock (which includes 9,816,988 shares of our Class A common stock, which are convertible into shares of our common stock on a 1-for-1 basis) and 6,113,219 shares of our Class B common stock, representing approximately 59.4% of the combined voting power of our outstanding capital stock, as of October 21, 2005. Mr. Jonas is able to control matters requiring approval by our stockholders, including the election of all of the directors and the approval of significant corporate matters, including any merger, consolidation or sale of all or substantially all of our assets. As a result, the ability of any of our other stockholders to influence the management of our Company is limited.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission, or SEC, a registration statement on Form S-8 under the Securities Act of 1933 with respect to our Class B common stock covered by this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information contained in the registration statement or in the exhibits to the registration statement. For further information with respect to us and our Class B common stock, you should review the registration statement, including the exhibits to the registration statement. We also file annual, quarterly and special reports, proxy statements and other information with the SEC. The registration statement, as well as the periodic reports and other information we have filed with the SEC, may be inspected and copied at the SEC’s Public Reference Room at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, DC 20549. You may obtain information as to the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains reports, proxy statements and other information about issuers, like IDT, who file electronically with the SEC. The address of that site is www.sec.gov. You can also inspect reports, proxy statements and other information about IDT at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you about us by referring you to those documents. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete, and in each instance we refer you to the copy of the contract or document filed as an exhibit to the registration statement, each statement being qualified in all respects by this reference. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below as well as any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until the offering is terminated:

•	our Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2005, filed on December 12, 2005;

•	our Current Report on Form 8-K filed November 17, 2005, disclosing events under Items 8.01 and 9.01;

•	our Annual Report on Form 10-K for the fiscal year ended July 31, 2005, filed on October 14, 2005;

•	our Current Report on Form 8-K filed October 5, 2005, disclosing events under Items 8.02 and 9.01.

•	our Current Report on Form 8-K filed September 27, 2005, disclosing events under Item 5.02.

•	our Current Report on Form 8-K filed September 27, 2005, disclosing events under items 2.02, 4.02 and 9.01.

•	our Current Report on Form 8-K filed August 2, 2005, disclosing events under items 8.01 and 9.01.

•	our Information Statement on Schedule 14C, which contains the description of our Class B common stock, filed on June 12, 2000.

You may request a copy of these filings or any filings subsequently incorporated by reference into this prospectus at no cost, by writing or telephoning Joyce J. Mason, Esq., our General Counsel, at IDT Corporation, 520 Broad Street, Newark, NJ 07102, telephone number (973) 438-1000.

THE COMPANY

We are a multinational telecommunications and entertainment company. Our primary telecommunications offerings are prepaid debit and rechargeable calling cards, wholesale carrier services and consumer local, long distance and wireless phone services. Our entertainment business consists of animated and live-action production operations and home entertainment distribution. We also operate various other businesses that are opportunistic or complementary to existing operations.

We were incorporated in New York in 1990 as “International Discount Telecommunications Corp.” We were renamed IDT Corporation and reincorporated in Delaware in December 1995. Our main offices are located at 520 Broad Street, Newark, New Jersey 07102. Our headquarters telephone number is (973) 438-1000 and our Internet address is www.idt.net. Our Web site and information contained therein or incorporated therein are not intended to be a part of this prospectus and are not incorporated into this prospectus or our other filings with the SEC.

CAUTION ABOUT FORWARD-LOOKING STATEMENTS

This prospectus contains and incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements that contain the words “believes,” “anticipates,” “expects,” “plans,” “intends,” “foresees” and similar words and phrases. Actual results could differ from those projected in any forward-looking statements. Forward-looking statements are based on management’s current views and assumptions and involve known and unknown risks that could cause actual results, performance or events to differ materially from those expressed or implied in those statements. These risks include, but are not limited to, the risks that are described under “Risk Factors” beginning on page 3. The forward-looking statements are made as of the date of this prospectus, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Investors should consult all of the information set forth or incorporated herein from our reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, including our reports on Forms 10-K, 10-Q and 8-K.

USE OF PROCEEDS

We will not receive any proceeds from the sale of Class B common stock by the selling stockholder. All net proceeds from the sale of Class B common stock will go to the selling stockholder.

SELLING STOCKHOLDERS

The following table sets forth information about the beneficial ownership of the selling stockholders as to:

•	the number of shares of Class B common stock that are beneficially held by the selling stockholders and

•	the maximum number of shares that may be offered by the selling stockholders in this prospectus.

We cannot estimate the number of shares of Class B common stock that will be beneficially owned by the selling stockholders after completion of this offering because the selling stockholders may offer all, some or none of the shares of our Class B common stock beneficially owned by it prior to this offering, and may subsequently acquire beneficial ownership of other shares.

The information included below is based upon information provided by the selling stockholder. Except as described above, the selling stockholders has not had any position, office or other material relationship with us or our predecessors or affiliates within the past three years.

NAME OF SELLING STOCKHOLDER	SHARES BENEFICIALLY OWNED PRIOR TO THE OFFERING		PERCENTAGE OF OUTSTANDING SHARES OF CLASS B COMMON STOCK	NUMBER OF SHARES OFFERED HEREBY
James A Courter	2,921,760	(1)	3.9%	35,001	(2)
Ira A. Greenstein	454,251	(3)	*	30,000	(4)
Stephen R. Brown	421,479	(5)	*	30,000	(6)
Morris Berger	113,046	(7)	*	24,000	(8)
Marcelo Fischer	233,021	(9)	*	24,000	(10)
Mark E. Knoller	390,514	(11)	*	20,001	(12)
Moshe Kaganoff	263,162	(13)	*	15,999	(14)
Kathleen B. Timko	142,802	(15)	*	13,998	(16)
Joyce J. Mason	434,024	(17)	*	13,332	(18)
Diane Clark	50,029	(19)	*	6,798	(20)
Morris Lichtenstein	620,326	(21)	*	150,450	(22)

(1)	Includes (a) 58,315 restricted shares of Class B Common Stock held by Mr. Courter directly, (b) 1,446 shares of Class B Common Stock held by Mr. Courter in his 401(k) Plan and (c) 2,861,999 shares of Class B Common Stock issuable upon the exercise of stock options exercisable within 60 days.

(2)	Consisting of 35,001 shares granted pursuant to the Compensation Committee’s approval on January 7, 2005. James A Courter is IDT Corporation’s Chief Executive Officer and Vice Chairman of the Board of Directors.

(3)	Includes (a) 53,314 restricted shares of Class B Common Stock held by Mr. Greenstein directly, (b) 938 shares of Class B Common Stock held by Mr. Greenstein in his 401(k) Plan and (c) 399,999 shares of Class B Common Stock issuable upon the exercise of stock options exercisable within 60 days.

(4)	Consisting of 30,000 shares granted pursuant to the Compensation Committee’s approval on January 7, 2005. Ira A. Greenstein is IDT Corporation’s President and a member of the Board of Directors.

(5)	Includes (a) 1,000 shares of Common Stock and 1,000 shares of Class B Common Stock held by Mr. Brown directly, (b) 53,314 restricted shares of Class B Common Stock held by Mr. Brown directly, (c) 1,166 shares of Class B Common Stock held by Mr. Brown in his 401(k) Plan and (d) 365,999 shares of Class B Common Stock issuable upon the exercise of stock options exercisable within 60 days.

(6)	Consisting of 30,000 shares granted pursuant to the Compensation Committee’s approval on January 7, 2005. Stephen R. Brown is IDT Corporation’s Chief Financial Officer and Treasurer and a member of the Board of Directors.

(7)	Includes (a) 37,854 restricted shares of Class B Common Stock held by Mr. Berger directly, (b) 192 shares of Class B Common Stock held by Mr. Berger in his 401(k) Plan and (c) 75,000 shares of Class B Common Stock issuable upon the exercise of stock options exercisable within 60 days.

(8)	Consisting of 24,000 shares granted pursuant to the Compensation Committee’s approval on January 7, 2005. Morris Berger is IDT Corporation’s Executive Vice President of Business Development.

(9)	Includes (a) 2,146 shares of Class B Common Stock held by Mr. Fischer directly, (b) 40,523 restricted shares of Class B Common Stock held by Mr. Fischer directly, (c) 350 shares of Class B Common Stock held by Mr. Fischer in his 401(k) Plan and (d) 190,002 shares of Class B Common Stock issuable upon the exercise of stock options exercisable within 60 days.

(10)	Consisting of 24,000 shares granted pursuant to the Compensation Committee’s approval on January 7, 2005. Marcelo Fischer is IDT Corporation’s Chief Accounting Officer and Controller.

(11)	Includes (a) 1,740 shares of Class B Common Stock held by Mr. Knoller directly, (b) 37,391 restricted shares of Class B Common Stock held by Mr. Knoller directly, (c) 1,383 shares of Class B Common Stock held by Mr. Knoller in his 401(k) Plan and (d) 350,000 shares of Class B Common Stock issuable upon the exercise of stock options exercisable within 60 days.

(12)	Consisting of 20,001 shares granted pursuant to the Compensation Committee’s approval on January 7, 2005. Marc E. Knoller is IDT Corporation’s Senior Vice President and a member of the Board of Directors.

(13)	Includes (a) 26,665 restricted shares of Class B Common Stock held by Mr. Kaganoff directly, (b) 1,162 shares of Class B Common Stock held by Mr. Kaganoff in his 401(k) Plan and (c) 235,335 shares of Class B Common Stock issuable upon the exercise of stock options exercisable within 60 days.

(14)	Consisting of 15,999 shares granted pursuant to the Compensation Committee’s approval on January 7, 2005. Moshe Kaganoff is IDT Corporation’s Executive Vice President of Strategic Planning.

(15)	Includes (a) 25,553 restricted shares of Class B Common Stock held by Ms. Timko directly, (b) 1,417 shares of Class B Common Stock held by Ms. Timko in her 401(k) Plan and (c) 115,832 shares of Class B Common Stock issuable upon the exercise of stock options exercisable within 60 days.

(16)	Consisting of 13,998 shares granted pursuant to the Compensation Committee’s approval on January 7, 2005. Kathleen B. Timko is IDT Corporation’s Executive Vice President of Technology.

(17)	Includes (a) 10,380 shares of Common Stock and 16,174 shares of Class B Common Stock held by Ms. Mason directly, (b) 24,849 restricted shares of Class B Common Stock held by Ms. Mason directly, (c) 1,712 shares of Class B Common Stock held by Ms. Mason in her 401(k) Plan, (d) an aggregate of 4,640 shares of Common Stock and 18,685 shares of Class B Common Stock owned by Ms. Mason’s husband, son and daughter and (e) 372,604 shares of Class B Common Stock issuable upon the exercise of stock options exercisable within 60 days.

(18)	Consisting of 13,332 shares granted pursuant to the Compensation Committee’s approval on January 7, 2005. Joyce J. Mason is IDT Corporation’s Senior Vice President, General Counsel and Secretary and a member of the Board of Directors.

(19)	Includes (a) 474 shares of Class B Common Stock held by Ms. Clark directly, (b) 12,568 restricted shares of Class B Common Stock held by Ms. Clark directly, (c) 1,513 shares of Class B Common Stock held by Ms. Clark in her 401(k) Plan and (d) 35,000 shares of Class B Common Stock issuable upon the exercise of stock options exercisable within 60 days.

(20)	Consisting of 6,798 shares granted pursuant to Board approval on January 7, 2005. Diane Clark is IDT Corporation’s former Chief Legal Officer.

(21)	Includes (a) 2,662 shares of Class B Common Stock held by Mr. Lichtenstein directly, (b) 300,139 restricted shares of Class B Common Stock held by Mr. Lichtenstein directly, (c) 1,016 shares of Class B Common Stock held by Mr. Lichtenstein in his 401(k) Plan and (d) 323,314 shares of Class B Common Stock issuable upon the exercise of stock options exercisable within 60 days.

(22)	Consisting of 100,000 shares granted pursuant to the Compensation Committee’s approval on July 21, 2005 and 50,450 shares granted pursuant o the Compensation Committee’s approval on July 22, 2005. Morris Lichtenstein is IDT Corporation’s Executive Vice President of Business Development.

*	Represents beneficial ownership of less than one percent.

PLAN OF DISTRIBUTION

We are registering the shares offered hereby on behalf of the selling stockholder. As used in this prospectus, “selling stockholder” includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from the selling stockholders as a gift, pledge or other non-sale related transfer. Sales of the shares offered hereby may be effected by the selling stockholders from time to time in one or more types of transactions (which may include block transactions) on the New York Stock Exchange, in the over-the-counter market, in any securities exchange or market in which our Class B common stock may in the future be traded, in privately negotiated transactions, through put or call options transactions relating to the shares offered hereby, through short sales of the shares offered hereby, or a combination of these methods of sale, at market prices prevailing at the time of sale or at negotiated prices. These transactions may or may not involve underwriters, brokers or dealers. The selling stockholders has advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of the shares offered hereby by the selling stockholder, other than in connection with ordinary brokerage transactions.

The selling stockholders may enter into, and cover, hedging transactions with broker-dealers or other financial institutions. In connection with these transactions, broker-dealers or other financial institutions may engage in short sales of the shares offered hereby or of securities convertible into or exchangeable for such shares in the course of hedging positions they assume with the selling stockholder. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealers or other financial institutions of the shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as amended or supplemented to reflect such transaction).

The selling stockholders may effect these transactions by selling the shares offered hereby directly to purchasers or to or through underwriters or broker-dealers, which may act as agents or principals. These underwriters or broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares offered hereby for whom these broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular underwriter or broker-dealer might be in excess of customary commissions).

The selling stockholders will be responsible for payment of any brokerage commissions and similar selling expenses, as well as the fees and expenses of its counsel. We will pay any printing costs, SEC filing fees and other fees, disbursements and out-of-pocket expenses and costs incurred by us in connection with the preparation and filing of the registration statement of which this prospectus is a part and in complying with all applicable securities laws.

The selling stockholders and any broker-dealers that act in connection with the sale of the shares offered hereby might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the shares offered hereby sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities arising under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares offered hereby against certain liabilities, including liabilities arising under the Securities Act.

Because the selling stockholders may be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), may apply to its sales in the market.

The selling stockholder also may resell all or a portion of the shares offered hereby in an open market transaction in reliance upon Rule 144 under the Securities Act, provided it meets the criteria and conforms to the requirements of Rule 144.

Upon our being notified by the selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares offered hereby through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

•	the names of the selling stockholder and of the participating broker-dealer(s);

•	the number of shares involved;

•	the price at which such shares were sold;

•	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable; and

•	other facts material to the transaction.

In addition, upon our being notified by the selling stockholder that a donee, pledgee, non-sale transferee or other successor-in-interest intends to sell more than 500 shares, we will file a supplement to this prospectus to include information regarding such donee, pledge, non-sale transferee or other successor-in-interest.

VALIDITY OF SHARES

The validity of our Class B common stock offered hereby has been passed upon for IDT Corporation by its General Counsel, Joyce J. Mason, Esq. Ms. Mason is Senior Vice President, General Counsel, Secretary and a director of the Company. As of December 1, 2005, Ms. Mason was the beneficial owner of 15,020 shares of common stock and 434,016 shares of Class B common stock, including 4,640 shares of common stock and 18,685 shares of Class B common stock held by members of her immediate family, 1,704 shares of common stock in Ms. Mason’s 401(k) Plan, 24,849 restricted shares of Class B common stock, and 372,604 shares of Class B common stock issuable upon the exercise of employee stock options exercisable within 60 days of December 2, 2005. Ms. Mason is the sister of Howard Jonas, our Chairman.

EXPERTS

The consolidated financial statements of IDT Corporation appearing in IDT Corporation’s Annual Report on Form 10-K for the year ended July 31, 2005 (including schedules appearing therein), and IDT Corporation management’s assessment of the effectiveness of internal control over financial reporting as of July 31, 2005 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

You should rely only on the information contained in this prospectus or any amendment or supplement to this prospectus. We have not authorized anyone else to provide you with different or additional information. The selling stockholders are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information provided by this prospectus is accurate as of any date other than the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our Class B common stock.

363,579 Shares

IDT Corporation

Class B Common Stock

Prospectus

December 13, 2005

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the various costs and expenses payable by the Registrant in connection with the issuance and distribution of the Class B common stock offered by the selling stockholder hereby (which do not include brokerage commissions and similar selling expenses, which are payable by the selling stockholder). All amounts are estimated except for the SEC registration fee.

Securities and Exchange Commission Registration Fee	$470
Legal Fees and Expenses	$2,500
Accounting Fees and Expenses	$4,000
Printing Fees	$5,000
Miscellaneous	$1,000
Total	$12,970

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify the person serving in that capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses which the Court of Chancery or other court shall deem proper. The statute provides that the provisions regarding indemnification and advancement of expenses under Section 145 of the DGCL shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, stockholders’ or disinterested directors’ vote or otherwise.

As permitted by Section 102(b)(7) of the DGCL, the Registrant’s certificate of incorporation includes a provision eliminating the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption); or (iv) for any transaction from which the director derived an improper personal benefit.

The Registrant’s amended and restated bylaws provide that the Registrant shall indemnify its directors and officers, and, to the extent its board at any time authorizes, employees or agents, as such, to the fullest extent permitted by applicable law, and that expenses reasonably incurred by any officer or director or other person entitled to indemnification in connection with a threatened or actual action or proceeding shall be advanced or promptly reimbursed by us in advance of the final disposition of the action or proceeding, provided that the Registrant receives an undertaking by or on behalf of the officer or director or other person to repay the amount if and to the extent that it is ultimately determined by final judicial decision from which there is no further right of appeal that the officer or director or other person is not entitled to indemnification.

The Registrant maintains policies of insurance under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.

ITEM 16.	EXHIBITS

The exhibits to this Registration Statement are listed in the Exhibit Index herein.

ITEM 17.	UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(a) and 1(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relation to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and persons controlling the Registrant under the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling persons of the Registrant in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newark, State of New Jersey, as of December 13, 2005.

IDT CORPORATION

By:	/s/ JAMES A. COURTER
James A. Courter
Vice Chairman and Chief Executive Officer

The undersigned directors and officers hereby constitute and appoint James A. Courter and Stephen R. Brown, and each of them with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name in the capacities indicated any and all amendments (including post-effective amendments) to this Registration Statement and to sign any and all additional registration statements relating to the same offering of securities as this Form S-8 that are filed pursuant to the requirements of the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm that all such attorneys-in fact, or either of them, or their substitutes shall lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Form S-8 Registration Statement has been signed by the following persons in the capacities indicated as of December 13, 2005.

Signature	Titles

/s/ HOWARD S. JONAS	Chairman of the Board and Director
HOWARD S. JONAS

/s/ JAMES A. COURTER	Vice Chairman, Chief Executive Officer and Director (Principal Executive Officer)
JAMES A. COURTER

/s/ STEPHEN R. BROWN	Chief Financial Officer, Treasurer and Director (Principal Financial Officer)
STEPHEN R. BROWN

/s/ MARCELO FISCHER	Chief Accounting Officer and Controller (Principal Accounting Officer)
MARCELO FISCHER

/s/ IRA A. GREENSTEIN	Director
IRA A. GREENSTEIN

/s/ JOYCE J. MASON	Director
JOYCE J. MASON

Signature	Titles

/s/ MARC E. KNOLLER	Director
MARC E. KNOLLER

/s/ MOSHE KAGANOFF	Director
MOSHE KAGANOFF

/s/ J. WARREN BLAKER	Director
J. WARREN BLAKER

/s/ RUDY BOSCHWITZ	Director
RUDY BOSCHWITZ

/s/ SAUL K. FENSTER	Director
SAUL K. FENSTER

/s/ JAMES S. GILMORE, III	Director
JAMES S. GILMORE, III

Director
SLADE GORTON

Director
JACK F. KEMP

Director
JEANE J. KIRKPATRICK

/s/ MICHAEL J. LEVITT	Director
MICHAEL J. LEVITT

EXHIBIT INDEX

Exhibit No.	Description

*5.1	Legal Opinion of Joyce J. Mason, Esq.

23.1	Consent of Joyce J. Mason, Esq. (included in Exhibit 5.1 hereto).

*23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included in the Signature Pages to this Registration Statement).

*	Filed herewith